Exhibit 10.2

TRADEMARK & BRAND LICENSING AGREEMENT

This Trademark & Brand Licensing Agreement (“Agreement”) is entered into as of this 4th day of February, 2026 (“Effective Date”), by and between La Rosa Holdings Corp., a publicly traded company organized and existing under the laws of the State of Nevada, with its principal place of business at 1420 Celebration Blvd., Celebration, FL 34747 (“Licensor” or “LRHC”), and HOREB Kissimmee Realty, a Florida limited liability company, with its principal place of business at 3040 Loopdale Lane Kissimmee, FL 34741 (“Licensee”). Licensor and Licensee may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is the owner of certain intellectual property, including but not limited to trademarks, service marks, trade names, logos, trade dress, domain names, and other proprietary materials (collectively, the “Licensed IP”);

WHEREAS, Licensee desires to use the Licensed IP in connection with its real estate brokerage business, including but not limited to marketing, advertising, signage, and other operational purposes; and

WHEREAS, Licensor is willing to grant Licensee a license to use the Licensed IP under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.	DEFINITIONS

1.1.	Licensed IP: The term “Licensed IP” shall include all trademarks, service marks, trade names, logos, trade dress, domain names, copyrights, and any other intellectual property owned or controlled by Licensor, whether registered or unregistered, including but not limited to those listed in Exhibit A attached hereto.

1.2.	Permitted Uses: The term “Permitted Uses” shall mean the use of the Licensed IP by Licensee in connection with its real estate brokerage business, including but not limited to a) Marketing and advertising materials (e.g., brochures, flyers, online advertisements); b) Signage, including office signage and property listing signs; c) Digital platforms, including websites, mobile applications, and social media; and/or d) Business cards, letterhead, and other professional materials.

1.3.	Territory: The term “Territory” shall mean the (i) the entire State of Florida including any future expansion of the Licensee’s real estate brokerage operations within those jurisdictions during the Term.

1.4.	Term: The term “Term” shall mean the period commencing on the Effective Date and continuing until terminated pursuant to this Agreement.

2.	GRANT OF LICENSE

2.1.	License Grant. Licensor hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable, revocable license to use the Licensed IP for the Permitted Uses within the Territory during the Term.

2.2.	Scope Limitation. Licensee may only use the Licensed Marks in compliance with Licensor’s brand standards.

2.3.	No Ownership Interest. Nothing herein conveys ownership in the Licensed Marks.

2.4.	Brand Standards: Licensee shall adhere to all La Rosa branding standards, including but not limited to logos, signage, color schemes, messaging, marketing materials, digital assets, and reputation management guidelines as issued by Licensor from time to time.

3.	FEES & REVENUE SHARE

3.1.	Monthly Licensing Fee. Licensee shall pay Licensor a flat fee of Four Thousand Five Hundred Dollars ($4,500.00) per month.

3.2.	Included Services. At no extra charge, fee, or contractual obligation, the Licensing Fee includes full and unrestricted access to a) My Agent Account b) La Rosa services, c) all Technology (as defined or described below) and d) brand rights. Included Services shall be provided by Licensor to Licensee for use by any and all of Licensee’s owners, members, managers, sales associates and employees.

3.3.	Administration of Program. Licensor shall be solely responsible for administering the Revenue Share Program including but not limited to distributing earnings and keeping accurate accounting books and tax records.

3.4.	Recruitment; Revenue Share Administration Fee. Licensee agents may recruit agents across any La Rosa office nationwide. Licensor shall retain 1 percent (1%) of gross revenue share per transaction for those transactions in which an agent from the Business Builder Plan closes a transaction. If in the event the agent has capped then this fee will not be collected.

4.	TERM AND RENEWAL

4.1.	Initial Term; Extension. Initial term is for 1 year after the Effective Date. The Initial Term may be renewed or extended if agreed in writing signed by Licensor and Licensee. If after the Initial Term, Licensor and Licensee agree to renew or extend the Initial Term, the parties will agree to a new Licensing Fee based on production and performance during the initial term.

5.	NON-CIRCUMVENTION & NON-SOLICITATION

5.1.	Licensee agrees not to circumvent Licensor’s systems, technology, agents, or revenue share structure. Licensee shall not solicit Licensor corporate staff, executives, or internal vendors during the term and for twelve (12) months following termination.

6.	NON-SOLICITATION.

6.1.	During the term of this Agreement and for a period of twelve (12) months following termination, Licensee shall not, directly or indirectly, solicit, recruit, hire, or attempt to solicit or recruit any La Rosa agents, managers, regional leaders, recruiters, corporate employees, executives, or independent contractors for any business not affiliated with Licensor.

7.	TECHNOLOGY & INTELLECTUAL PROPERTY PROTECTION.

7.1.	All technology platforms, software, databases, systems, workflows, and proprietary tools provided by Licensor, including My Agent Account (“the Technology”), are and shall remain the exclusive property of Licensor. Licensee shall not copy, reverse engineer, sublicense, white-label or permit unauthorized access to such systems. During the Term, Licensee shall be provided with complete, continuous access to all Technology as part of this Agreement and Licensee shall not be obligated or responsible for any other fees. Upon termination, all access shall immediately cease.

8.	FRANCHISE AVOIDANCE & INDEPENDENT BUSINESS DISCLAIMER.

8.1.	The Parties expressly acknowledge that this Agreement does not constitute a franchise agreement, business opportunity, joint venture, or agency relationship. Licensee acknowledges it exercises independent control over its operations, employees, agents, pricing, commissions, and business decisions and has not paid, and is not paying, any franchise fee.

9.	TERMINATION

9.1.	Termination for Cause. This Agreement may be terminated by either party for cause upon written notice if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice.

10.	MISCELLANEOUS

10.1.	Governing Law. All matters relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

10.2.	Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the courts of the State of Florida located in the City and County of the Licensee, and each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding.

10.3.	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.4.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.5.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.6.	Attorneys Fees. In the event that any Party institutes any legal suit, action, or proceeding against the other Party to enforce the covenants contained in this Agreement arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized

LICENSOR:

La Rosa Holding Corp.

By:	/s/ Joseph La Rosa
Name:	Joseph La Rosa
Title:	Chief Executive Officer

LICENSEE:

HOREB KISSIMMEE REALTY LLC

By:	/s/ Maria Flores-Garcia a/k/a Maria Correa
Name:	Maria Flores-Garcia a/k/a Maria Correa
Title:	Manager

Exhibit A – Schedule of Licensed IP

The term “Licensed IP” includes, without limitation, all intellectual property owned or controlled by Licensor, whether now existing or later developed, whether registered or unregistered, including but not limited to the following:

1.	Trademarks and Service Marks. All names, marks, slogans, taglines, and identifiers used by Licensor in connection with its business.

2.	Trade Names and Logos. All trade names, fictitious names, logos, designs, symbols, and branding elements of Licensor, in any form or variation.

3.	Trade Dress. The overall look and feel of Licensor’s branding, marketing materials, websites, signage, and related visual presentation.

4.	Domain Names and Digital Assets. All domain names, URLs, websites, social media accounts, and related digital platforms owned or controlled by Licensor but used by Licensee prior to the date of this Agreement.

5.	Copyrighted Works and Content. All written, visual, audio, video, marketing, and promotional materials created or used by Licensor and provided to Licensee prior to the date of this Agreement.

6.	Other Intellectual Property. Any other intellectual property and/or Technology (as defined in this Agreement) owned or controlled by Licensor and used in connection with its business.

For the avoidance of doubt, Licensed IP includes all updates, modifications, derivatives, and later-developed intellectual property owned or controlled by Licensor during the Term, whether or not specifically identified in this Exhibit A.